EXHIBIT 99.1

NEWS RELEASE

CONTACT:
--------
George Taylor, Jr., Chairman and Chief Executive Officer
Farmstead Telephone Group, Inc.
Voice:  860-610-6006
Fax:    860-610-6001

For Immediate Release
---------------------

FARMSTEAD TELEPHONE GROUP, INC. ANNOUNCES
RENEWAL OF AVAYA ARS AGREEMENT, ATTAINMENT OF
"GOLD" DEALER AND "TWO STAR" SERVICE STATUS, AND
EXTENSION OF CEO AND CFO EMPLOYMENT AGREEMENTS

EAST HARTFORD, Conn., December 22, 2003 - Farmstead Telephone Group, Inc. (AMEX:FTG) announced that it has entered into an agreement with Avaya, Inc. to renew its Authorized Remarketing Supplier ("ARS") Dealer and ARS License
Agreements for a one-year period effective October 28, 2003.   The terms
and conditions of the new agreement have not materially changed from the existing agreements that have been in place since 1998.

In other news, the Company announced that it has attained the level of an Avaya, Inc. "Gold" Business Partner, making it one of Avaya's top 40 business partners out of a total number of business partners that exceeds 1,500. The criteria to attain this level of certification includes revenue thresholds, customer satisfaction results and technical capabilities. Furthermore, Farmstead has been designated a two star Services Partner for Avaya because of its principle use of Avaya services to perform installation, maintenance and moves, adds and changes for its customers.

Farmstead Telephone Group is one of only four Avaya business partners with the three designations mentioned above - ARS, Gold Certified systems dealer, and two star services status.

The Company also announced that it has entered into an agreement with George J. Taylor, Jr., the Company's President & Chief Executive Officer, extending his full-time employment period to December 31, 2004. The Company additionally extended the employment agreement of Robert G. LaVigne, Executive Vice President and Chief Financial Officer, through December 31, 2004.


About Farmstead
---------------
Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, and an Authorized Remarketing Supplier of Classic Avaya(TM) and new Avaya business communications products. Further information about Farmstead Telephone may be found at http://www.farmstead.com.


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